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CHIRON


                                   March 18, 1998
Mr. Sean P. Lance
25A Warrington Crescent
London W91ED
England

Dear Mr. Lance:

          On behalf of the senior management and all members of the Chiron community, I am very pleased to extend to you our offer to lead our Company, as President and Chief Executive Officer. Subject to your agreement and approval by the Board of Directors, which we will promptly obtain, this letter sets forth the terms of your employment by Chiron.

     1.   POSITION, DUTIES AND RESPONSIBILITIES.

          (a) You shall be the President and CEO of the Company and shall in such capacity report directly to the Company's Board of Directors (the "Board"). Your duties and responsibilities will be determined from time to time by the Board, and will be consistent with your position as President and Chief Executive Officer.

          (b) You shall be appointed to the Board of Directors as a Management Director as defined in Section 2.01 of the Governance Agreement between the Company and Novartis Ltd. dated November 20, 1994 ("Governance Agreement"), and serve on such Committees of the Board as elected or appointed by the Board.

          (c) You shall devote your full business time, ability and attention to the business of the Company, and shall not engage in or perform duties for any other person which interfere with the performance of your duties hereunder. It is expected and desirable for you to hold board of director positions on outside civic organizations, and that reasonable time will be made available to fulfill your duties in that regard as long as those activities do not interfere with the performance of your duties hereunder. Any outside commercial board of director's positions will be subject to approval by the Board.

          (d) During any period with respect to which you are receiving or have received payments from the Company hereunder, including any period following a voluntary termination by you of your employment for Good Reason (as defined below) but not including any period following an involuntary termination of your employment by the Company other than for Cause (as defined below), you will not
(i) own (except as a passive investor in a publicly owned company), manage or be employed in any manner with any enterprise which is engaged primarily in a business competitive with the Company (currently biotechnology, pharmaceuticals, vaccines and diagnostics) or to be engaged in any way in the management or direction of that portion of an enterprise that is directly competitive with the Company, or (ii) solicit the employment of any employee of the Company, or (iii) solicit any customer of the Company, or interfere in any other manner with any existing business relationship between the Company and any customer or other third party.

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          (e)  You agree to sign the Company's standard proprietary information agreement for employees.

     2.   SALARY AND BONUS COMPENSATION.

          (a) BASE SALARY. As compensation for your services hereunder (including your services as a member of the Board) you shall receive a base salary of $700,000 per annum. This base salary may be increased, but not decreased, annually by the Board, consistent with your performance and the Company's policy regarding increases in officer compensation established from time to time by the Board.

          (b) BONUS COMPENSATION. You may, in addition, at the Board's discretion, be awarded incentive compensation, in the form of a cash bonus for each fiscal year during your employment, under the Company's 1995 Executive Officer Variable Cash Compensation Plan, or its successor, for each given year, based upon performance. If the targeted level of performance is satisfied, the cash bonus amount will be equal to one hundred percent (100%) of your base salary for the year in which you satisfied the bonus criteria, with a maximum bonus of two hundred percent (200%) of base salary if your performance substantially exceeds the targeted level. There is no guaranteed minimum level of bonus compensation, and the maximum bonus compensation that can be achieved will be equal to two hundred percent (200%) of your base salary.

     3.   BENEFITS.

          (a) STANDARD BENEFITS. You shall be eligible to participate in standard employee benefit programs (including medical, dental, life and disability insurance, which shall be effective as of and from the date of your employment hereunder) as the Company shall maintain from time to time for the benefit of employees. Attached as Exhibit A is a copy of the Company's current employee benefits for your information. You may receive such other and additional benefits as the Board may determine from time to time in its sole discretion.

          (b) VACATION. You shall be entitled to four (4) weeks paid vacation per annum under the Company's integrated paid time off program for executives, and with such additional paid vacation time as the Board may reasonably determine or is consistent with the company's vacation policy as it exists from time to time. No unused vacation shall accrue and no unused vacation will be paid on termination.

     4.   EXPENSE REIMBURSEMENT.

          The Company shall reimburse you for certain expenses under the standard executive benefits program of the Company. At a minimum, this will include the lease of a company car and tax and financial planning services. Additionally, the Company will reimburse you in accordance with the Company's reimbursement policies in effect from time to time for all reasonable and customary business expenses incurred during your employment, provided that you furnish to the Company reasonably adequate records and documentary evidence of such expense.

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     5.   LONG-TERM INCENTIVE COMPENSATION.

          Upon commencement of your employment at the Company you shall receive the following grants in accordance with the terms of the Company's 1991 Stock Option Plan, as amended. The 1991 Stock Option Plan, as amended, is set forth in the Company's Proxy Statement for its 1997 Annual Meeting, a copy of which has been provided to you.

          (a) STOCK OPTION. You shall be granted a Stock Option for 750,000 shares of the Company's common stock exercisable at fair market value on the date of grant and having a term of ten years. The Stock Option shall be an incentive stock option under the federal tax laws to the maximum extent permissible, and the balance of the option shall be a non-statutory option. You shall vest in the option shares (i) as to 125,000 of the option shares at the one-year anniversary of the start date of your employment with the Company, (ii) as to 475,000 of the option shares in forty-eight (48) successive equal monthly installments upon your completion of each month of service with the Company measured from the first anniversary of your start date with the Company and
(iii) as to the remaining 150,000 of the option shares on the fifth anniversary of your start date provided that up to 75,000 of these 150,000 option shares can vest as early as the end of three years based on attainment of agreed upon performance goals to be reflected in the option grant.

          (b) ANNUAL AWARDS. You will be eligible to participate in the Company's annual awards to executives of long-term incentive compensation, presently awarded under the 1991 Stock Option Plan, in the form of stock options, based upon performance as determined by the Board's Compensation Committee. Under the program as presently administered, the target value of the annual award at the grant date would be 200% of your base salary. These awards are highly discretionary and are subject to review and adjustment to reflect changes in the Company and competitive market conditions.

     6.   RELOCATION ASSISTANCE PACKAGE.

          (a) HOME EQUITY LOAN. A loan shall be made available to you for the purchase of a new home in the San Francisco area in an amount not to exceed the unencumbered equity value in the purchase price (or construction and/or renovation cost) of your new home, up to a maximum loan amount of $1 million. The loan shall have a term of ten (10) years, shall be secured by a mortgage on the property and shall bear interest at the "applicable federal rate" as defined in Section 1274(d) of the Internal Revenue Code, which interest shall be payable quarterly in arrears. This loan shall be forgiven over your period of service hereunder at the rate of 0.83333% of the principal amount thereof per month; provided that the aforementioned forgiveness shall cease upon the date of notice of termination in accordance with Section 7 below, except as otherwise provided in Section 8(d).

          (b) REIMBURSEMENT OF RELOCATION EXPENSES. All customary expenses associated with the cost of your relocation to California shall be reimbursed by the Company. These expenses will include all moving and transportation costs of the moving company of your choice, costs of trips to California for the purpose of finding a new home, transportation costs for you and your family and for household goods and automobiles, reimbursement of reasonable brokerage expenses and other customary expenses associated with the selling of

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your present home, the reasonable transaction costs for the acquisition of your new home, the cost of appropriate temporary housing for you for up to six months. In lieu of the reimbursement of relocation expenses provided by this Section 6(b), you may elect to receive an employment reimbursement bonus of One Hundred Thousand Pounds (L 100,000), payable five (5) business days after receipt by the Company of notice of your election.

     7.   TERM AND TERMINATION.

          (a) TERM. The period of your employment with the Company pursuant to the provisions of this letter shall be for a continually renewing three (3) year period commencing upon your start date with the Company, which we currently expect to be not later than May 1, 1998 provided, however, that you agree to become a service provider to the Company by providing reasonable consulting services to the Company on and after the date you sign this Agreement.

          (b) TERMINATION. You may terminate your employment hereunder at any time, with or without Good Reasons, as defined below, upon written notice to the Company. The Company may terminate your employment hereunder upon written notice to you, with or without Cause as defined below.

          As used herein, "Good Reason" shall mean any of the following events that are not consented to by you: (i) there has been a substantial diminution in your duties and responsibilities hereunder, or the assignment to you of any duties inconsistent in any respect with your position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to such assignment, or any other action of the Company which results in a diminishment in such position, authority, duties, or responsibilities or any change in your direct reporting relationship to the Board as a whole (a change in your title and duties to Chairman of the Board will not be a change or diminution under this clause, whether or not you retain the title of President); or (ii) the Company headquarters shall move more than 30 miles from its present location in Emeryville, California; or (iii) any of the following shall occur: (A) a reduction by the Company in your base salary as the same shall be increased from time to time; (B) the failure by the Company to provide you with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each compensation or benefit plan, program, policy and practice as in effect (or as in effect hereafter, if greater); (C) the failure of the Company to obtain a satisfactory agreement from any other successor to the Company to assume and agree to perform this Agreement; or (D) a material breach by the Company of its obligations under this Agreement after notice in writing from you and a reasonable opportunity for the Company to cure or substantially mitigate any material adverse effect of such breach; provided, however, that no change in ownership or control of the Company, including any transaction by which Novartis AG acquires additional ownership of Company, including a Buy-Out Transaction as defined in the Governance Agreement shall itself constitute Good Reason; and provided, further, that an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by you shall not constitute Good Reason hereunder. Your consent to any event which would otherwise constitute "Good Reason" shall be conclusively presumed if you do not exercise your rights under the first sentence of this Section 7(b) within 180 days of the event.

          As used herein, "Cause" shall mean any of the following events (i) any willful misconduct on your part which has a material adverse effect upon the business or affairs of the Company; or (ii) your conviction of a felony, or your commission of any act of fraud against the Company or under federal or state securities laws; or (iii) willful and continued failure by you to substantially perform your duties as President and CEO (other than any failure resulting from disability or from termination by you for Good Reason) as evaluated by a majority of the Board and after written demand from the Board of Directors for substantial performance is delivered to you, and you have failed to resume substantial performance of your duties on a continuous basis within 30 days of such notice. Failure to perform your duties with the Company during any period of disability shall not constitute Cause.

          (c) DEATH OR DISABILITY. The employment relationship created hereunder shall immediately terminate upon your death or, at the election of you or the Company, upon disability which would preclude you from performing your usual duties for the Company for a period in excess of ninety (90) consecutive days or for a period in excess of ninety (90) days within any consecutive twelve
(12) month period.

          If your employment shall terminate all compensation and benefits other than severance benefits described in Section 8 below, to the extent applicable, shall immediately cease, except that you will be entitled to payment of your salary through the date of termination and benefits under the Company benefit programs and plans in accordance with their terms. For the avoidance of doubt, except as provided in Section 8, you will not receive bonus cash compensation or other long-term compensation for the period in which termination occurs.

     8.   SEVERANCE BENEFITS IN CERTAIN EVENTS.

          If your employment shall be involuntarily terminated by the Company other than for Cause, or if you terminate your employment for Good Reason, you shall be entitled to receive as liquidated damages the following severance benefits:

          (a) CONTINUED COMPENSATION. You shall continue to receive your base salary at the rate in effect pursuant to Section 2(a) above at the time of your termination of employment, for a period of three (3) years following your termination date. You may elect at any time following termination to require that the Company prepay the unpaid balance of this amount, discounted to present value at 7%, without thereby relieving you of your obligations under Section 1(d) above.

          (b) BONUS. You shall be entitled to receive in lieu of the bonus provided in Section 2(b) an amount equal to three (3) times the greater of (x) your targeted level bonus in the year of termination or (y) your highest bonus under Section 2(b) in the preceding three years, in either case payable monthly over the salary continuation period. You may elect at any time following termination to require that the Company prepay the unpaid balance of this amount, discounted to present value at 7%, without thereby relieving you of your obligations under Section 1(d) above.

          (c) HEALTH CARE AND LIFE INSURANCE COVERAGE. Continued health care coverage under the Company's medical plan will be provided, without charge, to you and your eligible dependents until the earlier of (i) three (3) years after the effective date of your involuntary termination, or (ii) the first date that you are covered under another employer's health benefit program providing substantially the same or better benefit options to you without exclusion for any pre-existing medical condition. This coverage will be in lieu of any other continued health care coverage to which you or your dependents would otherwise, at your own expense, be entitled to in accordance with the requirements of Code
Section 4980B by reason of your termination of employment. The Company will pay the premium for continued life insurance coverage, if any, that you may have elected under this Company's cafeteria benefit plan, subject to payment by you of the portion of such premium not contributed by the Company under such plan, until the earlier of three (3) years from the effective date of your separation or your acceptance of employment with a successor employer. If you make the election set forth in the last sentence of either Section 8(a) or 8(b), the benefits under this Section 8(c) shall terminate.

          (d) TAX MATTERS. All compensation described in this Section 8 will be subject to the Company's collection of all applicable federal, state and local income and employment withholding taxes. The provisions of this Section 8 are in all events to be interpreted in such a manner as will avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code, and the disallowance of deductions under Section 280G(a) of the Internal Revenue Code, with respect to any severance payment paid pursuant to this Section 8 and you will cooperate reasonably with the Company in implementing this interpretation. Notwithstanding the foregoing, if any excise tax is imposed under Section 4999 and/or deduction is lost under Section 280G(a), the Company will bear the cost of the loss of deduction.

          (e) REPATRIATION ASSISTANCE. The Company recognizes that you hold citizenship of South Africa and agrees to contribute reasonably to your repatriation from the United States following a termination of your employment under this Section 8.


          (f) VESTING. We will accelerate the immediate vesting of those stock options granted pursuant to Section 5(a) above that would otherwise have vested with continued employment during the next three (3) years following such termination. You will have 90 days from the termination of your employment to exercise vested stock options in accordance with the terms of the Stock Option Plan.

     The foregoing provisions are intended to be liquidated damages, and represent your and our sole and exclusive remedies for any damages caused by any involuntary termination without Cause or voluntary termination for Good Reason, the parties having agreed that it would be impractical or extremely difficult to fix actual damages.

     9.   INDEMNIFY AND HOLD HARMLESS.

          Except to the extent inconsistent with the Company's Certificate of Incorporation or bylaws, the Company will indemnify you and hold you harmless to the fullest extent permitted by law with respect to your acts of service as an officer and director of the

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Company.  The Company further agrees that you will be covered by directors'
and officers' insurance policies with respect to your acts as an officer and director hereunder to the same extent as all other officers and directors under such policies, unless the Board, with your participation as a member of the majority thereof, determines not to maintain such policies.

     10.  MISCELLANEOUS.

          (a) ARBITRATION. Any dispute which may arise between you and the Company with respect to the construction, interpretation or application of any terms or provisions of this letter will be submitted to and resolved by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be before a single arbitrator agreed by the parties. If we are unable to agree on a single arbitrator within 60 days of the date either of us demands arbitration, then a single arbitrator shall be designated by the San Francisco office of the American Arbitration Association, which arbitrator shall be experienced in executive employment and compensation matters. The arbitration decision shall be final and binding to the fullest extent permitted by law and enforceable by any court of competent jurisdiction. The prevailing party shall be entitled to recover its costs and expenses as determined by the arbitration.

          (b) TAXES. You agree that you will work reasonably with the Company to structure your salary and bonus compensation and your restricted stock grant in such a fashion as to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code while preserving the economic benefit intended to be received by you. Additionally, all compensation paid to you under this letter shall be subject to the Company's collection of all applicable federal, state and local income and employment withholding taxes.

          (c) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of California.

          (d) ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and understanding between you and the Company, and supersedes any other negotiations, agreements, understandings, oral agreements, representations and past or future practices whether written or oral.

          (e) NOTICES. All notices required by this Agreement shall be given in writing either by personal delivery or by first class mail, return receipt requested, to the then most current address of the parties notified to the other. Notice given by mail shall be deemed given five (5) days following the date of mailing.

          (f) SUCCESSORS. This Agreement shall be binding and inure to the benefit of the Company and its successors.

          (g) MODIFICATION OR WAIVER. This Agreement may not be amended, modified, changed or discharged in any respect, except as agreed in writing. No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver will not be deemed a continuing waiver unless specifically stated, will operate only as to

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the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          (h) ASSIGNMENT. This Agreement is not assignable, in whole or in part, by any party without the written consent of the other party.

          (i) SEVERABILITY. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision will be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement will be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that should the duration of or geographical extent of, or business activities covered by, the noncompetition covenant contained in Section 1(d) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision will be construed to cover only that duration or extent, or those activities which may validly or enforceably be covered. You acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement will be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

          (j) Your employment by the Company is subject to all applicable law, including your ability to be employed in the United States under the U.S. Immigration and Naturalization Act. The Company will provide assistance in processing applications for appropriate immigration status.

          We are all very pleased at the prospect that you will be joining the Company. If the foregoing is acceptable to you, please sign the enclosed copy of this letter and return it to me.

                                   Very truly yours,

                                   CHIRON CORPORATION


                                   By:  /s/ Edward E. Penhoet
                                      -------------------------------
                                       Edward E. Penhoet, Ph.D.
                                       President and Chief Executive Officer

Agreed:  /s/ Sean P. Lance
         --------------------
             Sean P. Lance

Dated:   March 18, 1998




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                                 CHIRON CORPORATION
                           EMPLOYEE BENEFITS AS OF 1/1/98


INSURANCE BENEFITS
MEDICAL INSURANCE        Chiron offers several medical plans to eligible
                         employees and their eligible dependents (spouse, domestic partner and/or children). All medical plans include prescription and vision benefits. Employee contributions are pretax.

DENTAL INSURANCE         Chiron offers 2 dental plans to eligible employees and
                         their eligible dependents (spouse, domestic partner and/or children). Employee contributions are pretax.

LIFE INSURANCE           Eligible employees can purchase coverage for themselves
                         of $10,000, or 1, 2, 3, 4 or 5 times annual salary. The maximum coverage is $800,000 for the first two times salary and an additional $800,000 for the next three times salary. Employee contributions are pretax.

DEPENDENT LIFE INSURANCE Eligible employees can purchase life insurance coverage for eligible dependents on an after-tax basis. Options include $10,000, $20,000 or $50,000 for spousal coverage and $5,000 or $10,000 for children.

ACCIDENTAL DEATH &       Eligible employees can purchase coverage for
DISMEMBERMENT            themselves of 1,2, 3, 4 or 5 times annual
                         salary. The maximum coverage is $800,000 for the first two times salary and an additional
                         $800,000 for the next three times salary.
                         Employee contributions are pretax

TRAVEL ACCIDENT          Chiron provides Travel Accident Insurance coverage of 3
                         times annual salary at no cost to employees. This provides 24-hour coverage for travel to and from work or on company business.

SHORT-TERM DISABILITY    Through the short-term disability program, Chiron
                         provides eligible employees with 100% of salary for the first 30 calendar days (after a 7-day waiting period) less state disability payments, and 2/3 of salary for the next 150 days of disability less state disability payments. Chiron provides this coverage at no cost to the employee.

LONG-TERM DISABILITY     For eligible employees disabled for more than 180
                         days, Chiron provides 60% of monthly salary up to $18,000. Chiron provides this coverage at no cost to the employee. Eligible employees also have the option to purchase an additional 6 2/3% of monthly salary up to $20,000 on a pretax basis.

WORKERS' COMPENSATION    All employees are covered by Chiron's Workers'
                         Compensation insurance.

INVESTMENT PROGRAMS
401(K) PLAN              Participation in the Chiron Corporation 401(k) plan is
                         available to eligible employees on the first of the month following date of hire or immediately, if date of hire is the first business day of the month. Employees may designate pre-tax contributions of 1% to 15% of salary. The Company provides a maximum 4% match on employee contributions and the match is vested immediately. For newly eligible employees there is a wait period of 1 year before matching contributions are given.

EMPLOYEE STOCK           Eligible employees may purchase Chiron stock,
PURCHASE PLAN            at a discount below market price.
                         Participation in the plan depends upon the employee's date of hire.

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                         Employees can contribute to this program from 3% to
                         15% of their base salary on an after-tax basis.

STOCK OPTION PLAN        Chiron has a Stock Option Program. The granting of
                         options to eligible employees is subject to Board of Directors approval and program guidelines.

TIME-OFF BENEFITS
PAID TIME OFF (PTO)      Chiron has a biweekly accrual based PTO program.
                         Eligible employees accrue 18 days per calendar year for 0 to 3 years of service. From 3 to 10 years the accrual rate is 23 days per calendar year. From 10 to 20 years the accrual rate is 28 days per calendar year. For service of 20 years or more the accrual rate is 33 days per calendar year. Eligible employees will receive the higher accrual rate in the January beginning their anniversary year in which they would reach a higher level.

FIXED HOLIDAYS           Eligible employees receive up to 7 paid holidays per
                         year.

LEAVE OF ABSENCE         Chiron grants leaves of absence to accommodate
                         employees' medical/maternity disability, family or personal needs.

OTHER BENEFITS
FLEXIBLE SPENDING        Chiron offers Health Care and Dependent Care
                         reimbursement accounts to eligible employees. These accounts give employees the advantage of paying for eligible health and dependent care expenses with pretax dollars.

EMPLOYEE ASSISTANCE      Chiron provides a confidential counseling and
PROGRAM                  referral service to all employees and their
                         families.


EDUCATIONAL ASSISTANCE   Regular full-time employees are eligible, after 6
                         months of service, for up to $2,000 per year in reimbursement of tuition, textbooks, and lab expenses for classes directly related to their jobs

CREDIT UNION             Regular full-time and part-time employees and members
                         of their families or household are eligible to join.

PREPAID LEGAL            A Prepaid Legal Plan is available to eligible employees
                         to provide affordable, basic legal services. Employees pay for this benefit on an after-tax basis.


DEPENDENT CARE           Eligible employees are provided with this
CONNECTION               counseling, education and referral service
                         which provides extensive services such as child care, elder care, adoption and prenatal planning.

NOTE:     ELIGIBLE EMPLOYEES ARE DEFINED AS REGULARLY SCHEDULED TO WORK 20 HOURS
OR MORE PER WEEK. COVERAGE FOR MOST BENEFITS ARE EFFECTIVE THE FIRST OF THE MONTH FOLLOWING DATE OF HIRE, OR IMMEDIATELY IF THE DATE OF HIRE IS THE FIRST BUSINESS DAY OF THE MONTH, UNLESS OTHERWISE NOTED.

                                      10